                                                                  EXHIBIT (8)(b)

                                                                    June 1, 1989



Municipal Fund for Temporary Investment
Suite 204
Webster Building
Concord Plaza
3411 Silverside Road
Wilmington, DE 19810


                          Re: Municipal Fund for Temporary Investment Custodian Fees


Gentleman:

                 This letter constitutes our agreement with respect to compensation to be paid to Provident National Bank ("Provident") under the terms of a Custodian Agreement dated June 1, 1989 between you (the "Company") and Provident, in respect of the MuniFund, MuniCash, Short Municipal Fund, Intermediate Municipal Fund and Long Municipal Fund portfolios of the Company (the "Portfolios"). Pursuant to Paragraph 21 of that Agreement, and in consideration of the services to be provided to you, you will pay Provident the following for each Portfolio:

         1. An annual custody fee of $.25 for each $1,000 of the Portfolio's first $250 million average daily gross assets, $.20 for each $1,000 on the next $250 million of average gross assets, $.15 for each $1,000 on the next $500 million of average daily gross assets, $.09 for each $1,000 on the next $2 billion of average daily gross assets, and $.08 for each $1,000 on average daily gross assets over $3 billion, which custody fee shall be calculated daily and paid monthly;

         2. For all fixed income and equity securities, which do not include "Money Market" obligations, a transaction charge of $15.00 for each purchase, sale or delivery of such security upon its maturity date;

         3.      For each interest collection or claim item, a fee of $40;

Municipal Fund for Temporary Investment
June 1, 1989
Page 2





         4. Provident's incremental costs in providing foreign custody services for foreign denominated and held securities;

         5. Provident's out-of-pocket expenses, including but not limited to postage, telephone, telex, Federal Express and Federal Reserve wire fees, on behalf of the Company.

                 The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

                 If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                                          Very truly yours,

                                          PROVIDENT NATIONAL BANK


                                          By:
                                              ---------------------------



ACCEPTED:  MUNICIPAL FUND FOR TEMPORARY INVESTMENT


By:
     -----------------------


Dated:   June 1, 1989

                                                                  EXHIBIT (9)(a)

                    MUNICIPAL FUND FOR TEMPORARY INVESTMENT
                            ADMINISTRATION AGREEMENT


                 AGREEMENT dated as of January 18, 1993 between MUNICIPAL FUND FOR TEMPORARY INVESTMENT, a Pennsylvania common law trust (the "Company"), PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation, and Provident Distributors, Inc. ("PDI"), a Delaware corporation (collectively, the "Administrators").

                 WHEREAS, the Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                 WHEREAS, the Company desires to retain the Administrators to provide, as co-administrators, certain administration services for each series and subseries of units of beneficial interest ("shares") in each of the Company's investment portfolios (individually, a "Fund," collectively, the "Funds") as listed on Appendix A (as such Appendix may, from time to time, be supplemented (or amended)) and the Administrators are willing to furnish such services;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, it is agreed between the parties hereto as follows:


                 1. APPOINTMENT OF ADMINISTRATORS. The Company hereby appoints each of the Administrators jointly to provide administration services to each series and subseries of shares in each of the Company's Funds on the terms and for the period set forth in this Agreement. The Administrators accept such appointment and agree to perform the services and duties set forth in Section 3 below in return for the compensation provided in Section 5 below. In the event that the Company establishes additional series or investment portfolios other than the Funds listed on Appendix A with respect to which it desires to retain the Administrators to act as co-administrators hereunder, the Company shall notify the Administrators, whereupon such Appendix A shall be supplemented (or amended) and such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions, including the compensation payable on behalf of such new Fund, may be modified in writing by the Company and Administrators at the time).

                 2. DELIVERY OF DOCUMENTS. The Company has furnished each of the Administrators with copies, properly certified or authenticated, of each of the following documents and will deliver to it all future amendments and supplements, if any:

                          a.      The Company's Declaration of Trust dated
March 30, 1981, as amended (the "Charter");

                          b.      The Company's Code of Regulations, as amended
("Code");

                          c.      Resolutions of the Company's Board of
Trustees authorizing the execution and delivery of this Agreement;

                          d.      The Company's most recent amendment to its
Registration Statement under the Securities Act of 1933, as amended, and under the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") relating to its Funds (the Registration Statement, as presently in effect and as amended or supplemented from time to time, is herein called the "Registration Statement");

                          e.      The Company's most recent Prospectuses and
Statements of Additional Information and all amendments and supplements thereto (such Prospectuses and Statements of Additional Information and supplements thereto, as presently in effect and as from time to time amended and supplemented, are herein called the "Prospectuses"); and

                          f.      The Company's restated Shareholder Services
Plan and related form of shareholder servicing agreement.


                 3. SERVICES AND DUTIES. The Administrators enter into the following covenants jointly and severally with respect to their services and duties:

                          a.  Subject to the supervision and control of the
Company's Board of Trustees, the Administrators shall assist in supervising all aspects of the Funds' operations, other than those investment advisory and accounting functions which are to be performed by the Company's investment adviser pursuant to the Advisory Agreement and those advisory and other services to be performed by any sub-adviser or the custodian pursuant to the Company's Sub-Advisory Agreement and Custodian Agreement, as amended from time to time, services to be performed by the distributor pursuant to the Company's Distribution Agreement and the transfer agent pursuant to the Company's Transfer Agency Agreement, as amended from time to time. In this regard, the Administrators' responsibilities include:

                                  (1)      Providing personnel and supervising
         a facility in Wilmington, Delaware (or in such other location as the Company shall reasonably request) to receive purchase and redemption orders via the Company's toll-free in-WATS telephone lines and transmitting such requests to the Company's transfer agent as promptly as practicable;

                                  (2)      Providing for the preparing,
         supervising and mailing of confirmations for all purchase and redemption orders to shareholders of record;

                                  (3)      Providing and supervising the
         operation of an automated data processing system to process purchase and redemption orders (the Administrators assume responsibility for the accuracy of the data transmitted for processing or storage);

                                  (4)      Maintaining a procedure external to
         the transfer agent's system to reconstruct lost purchase and redemption data;

                                  (5)      Providing daily information and
         distributing written communications concerning the Funds to their shareholders of record; handling shareholder problems and calls; distributing weekly dividend letters and monthly listings of each money market Fund's portfolio securities to all its shareholders of record; and, at a shareholder's request, dividend letters and monthly listings of each non-money market Fund's portfolio securities;

                                  (6)      Supervising the services of
         individuals ("shareholder representatives") provided by PDI whose principal responsibility and function shall be to preserve and strengthen the Company's relationships with its shareholders;

                                  (7)      Administering all activities
         concerning the installation, maintenance, monitoring and inventory control of micro-computer equipment that may be leased (on lease terms authorized by the Company) by the Administrators and placed in the offices of certain shareholders of the Company to facilitate shareholder access to the Company and related shareholder services (herein called the "Computer Access Program"). The Administrators shall provide the trustees of the Company with such reports, statistics and other information as they may from time to time reasonably request in order to evaluate the Computer Access Program administered by the Administrators pursuant to this Section 3(a)(7) and the Administrators' determination as to the costs which are reimbursable by each of the Funds under Section 4. If this Agreement is not renewed or is terminated, or if the Computer Access Program is discontinued, for any reason, the Company shall have the option to assume lessee's rights and obligations under its leases for the micro-computer equipment and under any related maintenance, insurance or other agreements; and

                                  (8)      Monitoring the Company's
         arrangements with respect to services provided by certain institutional shareholders ("Service Organizations") under its restated Shareholder Services Plan, including monitoring and reviewing the services rendered by Service Organizations to their customers who beneficially own shares, pursuant to agreements between the Company and such Service Organizations ("Servicing Agreements"); reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Company; assisting in the execution and delivery of Servicing Agreements; reporting to the Company's Board of Trustees with respect to the amounts paid or payable by the Company from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations; and maintaining appropriate records in connection with such duties.

                          b.      The Administrators shall prepare or review,
and provide advice with respect to, all sales literature (advertisements, brochures and shareholder communications) for each of the Funds and any series or subseries thereof.

                          c.      The Administrators shall participate to the
extent requested by the Company and its counsel in the periodic updating of the Company's Registration Statement; compile data and accumulate information for and coordinate with the Company's Treasurer the preparation of reports to shareholders of record and the Commission (e.g., Annual and Semi-Annual Reports on Form N-SAR), it being understood that the preparation and filing of timely Notices pursuant to Rule 24f-2 shall be performed by the Company's Treasurer with the assistance and advice of the Company's counsel; and file with the Commission and other federal and state agency, subject to the approval of the Company's Treasurer, reports and documents including, without limitation, Annual and Semi-Annual Reports on Form N-SAR and federal and state tax returns and required tax filings other than those required to be filed by the Company's custodian or transfer agent.

                          d.      For so long as the Company maintains an
office in Wilmington, Delaware, the Administrators shall pay the Company on the first day of each month during such period an amount not to exceed $1,500 (or such lesser amount as is appropriate in the event that the combined annual expenses of the Company, Trust for Federal Securities, Municipal Fund for

California Investors, Inc., Municipal Fund for New York Investors, Inc., Temporary Investment Fund, Inc., Portfolios for Diversified Investment and The PNC(R) Fund (collectively, herein called the "Companies") in maintaining their offices in Wilmington, Delaware total less than $18,000 divided by the number of Companies which have maintained an office in Wilmington, Delaware during the previous month).

                          e.      The Administrators, after consultation with
the distributor and counsel for the Company, shall determine the jurisdictions in which the Company's shares shall be registered or qualified for sale. The Administrators shall be responsible for maintaining the registration or qualification of shares for sale under the securities laws of any state and for preparing compliance filings pursuant to state securities laws with the advice of the Company's counsel. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Company or any Fund as a dealer or broker shall be made by the Company or Fund involved.

                          f.      Monitor, and assist in developing compliance
procedures for each of the series and subseries of the Company's Funds, which will include without limitation, procedures to monitor compliance with each Fund's investment objective, policies and limitations, tax matters, and applicable laws and regulations.

                          g.      The Administrators shall assist in monitoring
of regulatory and legislative developments which may affect the Company; assist in counseling the Company with respect to regulatory examinations or investigations of the Company; and work with the Company's counsel in connection with regulatory matters or litigation.

                          h.      In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Administrators agree that all records which they maintain for the Company are the property of the Company and further agree to surrender promptly to the Company any of such records upon the Company's request. The Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act.

                          i.      If the expenses borne by any Fund in any
fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Fund's shares are registered or qualified for sale to the public, the Administrators jointly and severally agree to reimburse such Fund for a portion of any such excess expense in an amount equal to the portion that the administration fees otherwise payable by the Fund to the Administrators bear to the total amount of the investment advisory and administration fees otherwise payable by the Fund. The expense reimbursement obligation of the Administrators is limited to the amount of their fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Administrators shall reimburse such Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Administrators bear to the total amount of investment advisory and administration fees otherwise payable by the Fund regardless of the amount of fees paid to the Administrators during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

                          j.      In performing all of their services and
duties as co-administrators, the Administrators will act in conformity with the Charter, Code, Prospectuses and resolutions and other instructions of the Company's Board of Trustees and will comply with the requirements of the 1940 Act and other applicable federal or state law.


                 4. EXPENSES ASSUMED AS ADMINISTRATORS. The Administrators will bear all expenses incurred by them in performing their services and duties as co-administrators, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and directors who are not officers, directors, shareholders or employees of the Administrators, or the Company's investment adviser or distributor for the Funds, Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' reports and corporate meetings and any extraordinary expenses, will be borne by the Company, provided, however, that the Company will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the sale of shares of the Funds. Notwithstanding the above, the Company shall assume the Administrators' rights and liabilities and obligations, as lessee, under the leases for the micro-computer equipment referred to in Section 3(a)(7) from the date of the termination (or any expiration without renewal) of this Agreement, or the discontinuance of the Computer Access Program, until the conclusion of the first year of each lease.

                 5. COMPENSATION. For the services provided and the expenses assumed as Administrators pursuant to Section 4 above, the Company will:

                          a.      (i) pay the Administrators jointly a fee with
respect to the MuniFund portfolio, computed daily and payable monthly from the assets of MuniFund, at the following annual rate: .175% of the first $1 billion of MuniFund's average net assets, plus .15% or the next $1 billion of its average net assets, plus .125% of the next $1 billion of its average net assets, plus .1% of the next $1 billion of its average net assets, plus .095% of the next $1 billion of its average net assets, plus .09% of the next $1 billion of its average net assets, plus .085% of the next $1 billion of its average net assets, plus .08% of its average net assets over $7 billion;

                                  (ii) pay the Administrators jointly a fee
with respect to Intermediate Municipal Fund, computed daily and payable monthly from the assets of Intermediate Municipal Fund, at the annual rate of .20% of Intermediate Municipal Fund's average net assets;

                                  (iii) pay the Administrators jointly a fee
with respect to MuniCash, computed daily and payable monthly from the assets of MuniCash, at the following annual rate: .175% of the first $1 billion of MuniCash's average net assets, plus .15% of the next $l billion of its average net assets, plus .125% of the next $1 billion of its average net assets, plus
 .1% of the next $1 billion of its average net assets, plus .095% of the next $1 billion of its average net assets, plus .09% of the next $1 billion of its average net assets, plus .085% of the next $1 billion of its average net assets, plus .08% of its average net assets over $7 billion;

                          (iv) pay the Administrators jointly a fee with
respect to Long Municipal Fund, computed daily and payable monthly from the assets of Long Municipal Fund, at the annual rate of .20% of Long Municipal Fund's average net assets; and

                          (v) pay the Administrators jointly a fee with respect
to Short Municipal Fund, computed daily and payable monthly from the assets of Short Municipal Fund, at the annual rate of .20% of Short Municipal Fund's average net assets.

                          b.      The Company will also reimburse the
Administrators monthly for their reasonable out-of-pocket expenses incurred in leasing, installing, maintaining and monitoring the micro-computer equipment and administering the Computer Access Program pursuant to the provisions of
Section 3(a)(7) above, provided that the Administrators will not be reimbursed for any costs: (i) which exceed the current budget for the Computer Access Program approved by the Company's Board of Trustees; (ii) which directly or indirectly finance any activity primarily intended to result in the sale of shares; or (iii) which the Administrators have not reasonably determined are in the best interests of the Company and its shareholders.

                          c.      For the purpose of determining fees payable
to the Administrators, the value of each Fund's net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Company's Board of Trustees. The fee attributable to each Fund shall be the several (and not joint or joint and several) obligation of each such Fund.

                          d.      The Administrators will from time to time
employ or associate with themselves such person or persons as they may believe to be fitted to assist them in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both the Company and either of the Administrators. The compensation of such person or persons shall be paid by the Administrators, and no obligation shall be incurred on behalf of the Company in such respect.


                 6. PROPRIETARY AND CONFIDENTIAL INFORMATION. The Administrators agree on behalf of themselves and their employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and its Funds and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrators may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.


                 7. LIMITATIONS OF LIABILITY. Neither Administrator shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of either of the Administrators, who may be or become an officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with the

Administrators' duties as co-administrator hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of the Administrators even though paid by either of them. The Administrators agree that their liability under this Agreement, as set forth herein, shall be joint and several.


                 8. DURATION AND TERMINATION. This Agreement shall become effective upon its execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until March 31, 1994. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Company's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company's Board of Trustees or by vote of a "majority of the outstanding voting securities" of the Company; provided, however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or a vote of a "majority of the outstanding voting securities" of the Company, on 60-days' written notice to the Administrators, or by the Administrators at any time, without the payment of any penalty, on 90-days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)


                 9. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.


                 10.      NOTICES.   Notices of any kind to be given to the
Company hereunder by the Administrators shall be in writing and shall be duly given if mailed or delivered to the Company at Bellevue Park Corporate Center, Suite 152, 103 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Mr. Edward J. Roach, Treasurer, with a copy to Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia Pennsylvania 19107-3496, Attention: Morgan
R. Jones, Secretary, or at such other address or to such individual as shall be so specified by the Company to the Administrators. Notices of any kind to be given to the Administrators hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to Provident Distributors, Inc., 259 Radnor-Chester Road, Suite 120, Radnor, Pennsylvania 19087, Attention: Monroe J. Haegele and to Provident Financial Processing Corporation, Bellevue Park Corporate Center, 103 Bellevue Parkway, Wilmington, Delaware 19087, Attention: Vincent J. Ciavardini, or at such other address or to such other individual as shall be so specified by an Administrator to the Company.


                 11.      MISCELLANEOUS.    a.  The captions in this Agreement
are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

                          b.      The names "Municipal Fund for Temporary
Investment" and "Trustees of Municipal Fund for Temporary Investment" refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 30, 1981, which is hereby referred to and a copy of which is on file at the principal office of the Company. The obligations of "Municipal Fund for Temporary Investment" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Company personally, but bind only the Trust property (as defined in the Declaration of Trust), and all persons dealing with any Fund or series of shares of the Company must look solely to the Trust property belonging to such Fund or series for the enforcement of any claims against the Company.

                 12. COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                MUNICIPAL FUND FOR TEMPORARY
                                INVESTMENT


                                By:
                                   --------------------------------


                                PROVIDENT FINANCIAL PROCESSING
                                CORPORATION


                                By:
                                   --------------------------------



                                PROVIDENT DISTRIBUTORS, INC.


                                By:
                                   --------------------------------

                                   APPENDIX A
                                     to the
                            ADMINISTRATION AGREEMENT
                                    between
                    Municipal Fund for Temporary Investment
                                      and
                 Provident Financial Processing Corporation and

                         Provident Distributors, Inc.

---------------------------------------------------------------------------

MuniFund (MuniFund shares and MuniFund Dollar shares)

MuniCash (MuniCash shares and MuniCash Dollar shares)

Intermediate Municipal Fund (Intermediate Municipal shares and Intermediate Dollar shares)





                                      A-1